Contact:	Deborah Hileman Vice President Communications/Investor Relations (888) 213-5667 Deborah.hileman@emsc.net
EMERGENCY MEDICAL SERVICES ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND 11 MONTHS ENDED DECEMBER 31, 2005
Highlights:
•	Net revenue increased 13.4% for the fourth quarter compared with the same quarter last year and 11.1% for the 11 months ended December 31, 2005, compared with the same period last year;
•	EBITDA increased 18.4% for the fourth quarter compared with the same quarter last year and 16.4% for the 11 months ended December 31, 2005, compared with the same period last year;
•	Diluted earnings per share were $0.17 for the fourth quarter and $0.55 for the 11 months ended December 31, 2005.
Greenwood Village, Colorado (February 6, 2006) – Emergency Medical Services Corporation (NYSE: EMS) (“EMSC” or the “Company”) today announced results for the fourth quarter and 11 months ended December 31, 2005. EMSC was formed in connection with the combined acquisition of American Medical Response, Inc. (AMR) and EmCare Holdings Inc. (EmCare) from Laidlaw International, Inc. (Laidlaw) in February 2005 by affiliates of Onex Corporation (Onex) and members of AMR/EmCare management. The Company completed its initial public offering on December 21, 2005, issuing 8.1 million shares at $14 per share for total gross proceeds of $113.4 million. The primary use of proceeds from this offering was to repay indebtedness under the Company’s senior secured credit facility.
“We are pleased with the Company’s strong performance during 2005. It was a year of significant change that included the acquisition of AMR and EmCare, a debt offering in connection with the acquisition, the consolidation of the support functions of the Company, and our equity offering in December. In the midst of these changes, the Company continued to improve its financial performance, grow its core business, enter new markets and responded to one of the most devastating natural disasters in our nation’s history,” said William A. Sanger, chairman and chief executive officer.

EMS Announces Fourth Quarter and Year-End Results

February 6, 2006
Mr. Sanger continued, “I want to thank the employees of American Medical Response and the physicians of EmCare who responded without hesitation to meet the needs of the citizens of the Gulf Coast area after hurricanes Katrina and Rita. Their dedication to caring for people in need truly exemplified our Company’s ‘mission’ throughout this unprecedented natural disaster.”
Results of Operations for the Fourth Quarter 2005
For the fourth quarter ended December 31, 2005, EMSC generated net revenue of $467.8 million, an increase of 13.4% (11.4% excluding additional hurricane deployment revenue) compared with the same quarter last year. For the fourth quarter ended December 31, 2005, EMSC generated EBITDA of $39.8 million (including a $1.8 million restructuring charge), an increase of 18.4% compared with the same quarter last year.
EMSC had net income of $6.1 million, or $0.17 per diluted share, on 35.8 million weighted shares outstanding, for the fourth quarter of 2005, compared with net income of $12.3 million for the same period last year. The net income variance is primarily due to an increase in interest and amortization expense in 2005 incurred in connection with the acquisition from Laidlaw.
AMR generated net revenue of $298.0 million, an increase of 10.8% (7.7% excluding additional hurricane deployment revenue) compared with the same quarter last year. AMR generated EBITDA of $27.2 million, an increase of 9.8% (excluding $1.6 million of the restructuring charge related to AMR), compared with the same quarter last year. The improvement in EBITDA was primarily from revenue growth and continued improvements in AMR’s insurance and support cost structure.
EmCare generated net revenue of $169.8 million, an increase of 18.3% compared with the same quarter last year. EmCare generated EBITDA of $14.2 million, an increase of 61.0%, compared with the same quarter last year. The increase in EBITDA was primarily from revenue increases in existing contracts, from new contracts, and from leveraging the fixed cost component of provider compensation plans.
Cash flows from operating activities for the fourth quarter ended December 31, 2005, were $4.4 million, compared with $24.9 million for the same quarter last year. This variance is primarily due to an increase in receivables from the additional hurricane deployment and additional interest expense incurred in the acquisition from Laidlaw. Capital expenditures were $14.0 million for the fourth quarter of 2005, compared with $8.7 million for the same quarter last year. Other investing activities provided a source of funds of $18.9 million for the fourth quarter of 2005, compared with a $9.8 million use of funds for the same quarter last year.

EMS Announces Fourth Quarter and Year-End Results

February 6, 2006
Results of Operations for the 11 Months Ended December 31, 2005
For the 11-month period from the effective date of the acquisition from Laidlaw to December 31, 2005, the Company generated net revenue of $1.655 billion, an increase of 11.1% (10.2% excluding additional hurricane deployment revenue) compared with the same period last year. For the 11 months ended December 31, 2005, EMSC generated EBITDA of $137.5 million, an increase of 16.4% compared with the same period last year.
EMSC had net income of $20.1 million, or $0.55 per diluted share, on 34.3 million weighted shares outstanding, for the 11-month period, compared with net income of $36.8 million for the same period last year. The variance was primarily due to an increase in interest and amortization expense in 2005 incurred in connection with the acquisition from Laidlaw.
AMR generated net revenue of $1.06 billion, an increase of 8.8% (7.5% excluding additional hurricane deployment) compared with the same period last year. AMR generated EBITDA of $93.4 million, an increase of 10.1% compared with the same 11-month period last year. The improvement in EBITDA was primarily from revenue growth and continued improvements in AMR’s insurance and support cost structure.
EmCare generated net revenue of $595.8 million, an increase of 15.4% compared with the same period last year. EmCare generated EBITDA of $44.1 million, an increase of 32.4% compared with the same period last year. The increase in EBITDA was primarily from revenue increases in existing contracts, from new contracts, and from leveraging the fixed cost component of provider compensation plans.
Cash flows from operating activities for the 11 months ended December 31, 2005, were $112.8 million, compared with $124.9 million for the same period last year. This variance is primarily due to an increase in receivables from the additional hurricane deployment and additional interest expense incurred in the acquisition from Laidlaw. Capital expenditures were $48.9 million for the 11-month period ended December 31, 2005, compared with $38.9 million for the same period last year. Cash used in other non-acquisition related investing activities was $34.8 million for the 11-month period in 2005, compared with $53.6 million for the same period last year.
The Company reduced its senior secured credit facility by $99.1 million in December 2005 using proceeds from the initial public offering and had no borrowings outstanding under its revolving credit facility at December 31, 2005.
Guidance
The Company expects diluted EPS to be in the range of $0.75 to $0.78 and EBITDA to be in the range of $156.0 million to $160.0 million for the year ended December 31, 2006.

EMS Announces Fourth Quarter and Year-End Results

February 6, 2006
Conference Call
EMSC management will host a conference call and live webcast on February 7, 2006, at 11:00 a.m. EST to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.
About Emergency Medical Services Corporation
Under the recognized brands of EmCare and American Medical Response (AMR), Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to more than 300 hospitals nationwide. American Medical Response is America’s leading provider of ambulance services with local operations in 35 states. For more information, visit www.emsc.net.
Forward-Looking Statements
Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by EMSC management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and EMSC undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including the section entitled “Risk Factors” in the most recent Registration Statement on Form S-1.

EMS Announces Fourth Quarter and Year-End Results

February 6, 2006
Comparability of Historical Financial Data
The comparability of our financial information has been affected by a number of significant events and transactions. Effective as of January 31, 2005, AMR and EmCare were acquired by Emergency Medical Services L.P. (“EMS LP”) and in connection with the acquisition we changed our fiscal year-end to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” In addition, EMSC completed an IPO and used net proceeds from this offering to pay down a portion of a senior secured credit facility entered into as part of the acquisition.
Non-GAAP Financial Measures Reconciliation
This news release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity.
EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.
Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

EMS Announces Fourth Quarter and Year-End Results

February 6, 2006
EMERGENCY MEDICAL SERVICES CORPORATION
Unaudited Condensed Statements of Operations and Supplemental Information
Including a Reconciliation of EBITDA to Net Income
(in thousands, except per share data and supplemental information)

		Predecessor		Predecessor
	Consolidated	Combined	Consolidated	Combined
	Three Months	Three Months	11 Months	11 Months
	ended	ended	ended	ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net revenue	$467,832	$412,452	$1,655,485	$1,490,201

Compensation and benefits	323,460	283,049	1,146,055	1,034,287
Operating expenses	64,387	56,660	233,087	204,184
Insurance expense	22,418	22,737	82,800	74,411
Selling, general and administrative expenses	16,014	16,405	54,262	57,770
Restructuring charges	1,781	—	1,781	1,381

EBITDA	39,772	33,601	137,500	118,168

Reconciliation of EBITDA to net income
EBITDA	39,772	33,601	137,500	118,168
Depreciation and amortization expense	(15,332)	(10,966)	(54,143)	(45,593)

Income from operations	24,440	22,635	83,357	72,575
Interest expense	(13,406)	(3,284)	(47,813)	(11,963)
Realized gain (loss) on investments	(124)	236	(164)	(955)
Interest and other income	851	518	1,040	728
Loss on early debt extinguishment	(2,040)	—	(2,040)	—
Income tax expense	(3,715)	(7,840)	(14,372)	(23,550)
Equity in earnings of unconsolidated subsidiary	59	—	59	—

Net income	$6,065	$12,265	$20,067	$36,835

Net income per common share:
Basic	$0.17		$0.56 (1)
Diluted	$0.17		$0.55 (1)

Average common shares outstanding:
Basic	34,807,051		33,622,057
Dilutive	35,803,966		34,282,691

Supplemental information
EmCare Patient visits	1,520,109	1,349,155	5,579,955	4,929,913
AMR ambulance transports	721,638	689,522	2,644,685	2,596,808
AMR revenue weighted transports	735,463	707,055	2,701,342	2,664,567
(1)	Net income available to shareholders used in calculating net income per share for the 11 months ended December 31, 2005 has been reduced by $1.2 million related to accretion of put rights, or $.04 per share, that existed for certain shareholders during a portion of the 11-month period. The put right expired upon completion of the initial public offering.

EMS Announces Fourth Quarter and Year-End Results

February 6, 2006
EMERGENCY MEDICAL SERVICES CORPORATION
Reconciliation of Segment EBITDA to Income from Operations

		Predecessor		Predecessor
	Consolidated	Combined	Consolidated	Combined
	Three Months	Three Months	11 months	11 Months
	ended	ended	ended	ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
AMR
EBITDA	$25,591	$24,793	$93,404	$84,851
Depreciation and amortization	(12,563)	(9,757)	(44,090)	(38,348)

Income from operations	13,028	15,036	49,314	46,503

EmCare
EBITDA	14,181	8,808	44,096	33,317
Depreciation and amortization	(2,747)	(1,209)	(10,031)	(7,245)

Income from operations	11,434	7,599	34,065	26,072

Total
EBITDA	39,772	33,601	137,500	118,168
Depreciation and amortization	(15,310)	(10,966)	(54,121)	(45,593)
Depreciation and amortization parent	(22)	—	(22)	—

Income from operations	$24,440	$22,635	$83,357	$72,575

EMERGENCY MEDICAL SERVICES CORPORATION
Unaudited Condensed Balance Sheets
(in thousands)

		Predecessor
	Consolidated	Combined
	December 31, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$18,048	$14,631
Trade and other accounts receivable, net	411,184	369,767
Other current assets	86,064	136,045

Total current assets	515,296	520,443

Non-current assets:
Property, plant and equipment, net	138,036	128,766
Goodwill and other intangible assets, net	329,351	16,075
Other long-term assets	284,345	318,226

Total assets	$1,267,028	$983,510

LIABILITIES AND EQUITY
Current liabilities	$277,435	$233,309
Long-term debt	495,520	5,651
Other long-term liabilities	149,089	146,273

Total liabilities	922,044	385,233

Total equity	344,984	598,277

Total liabilities and equity	$1,267,028	$983,510

EMERGENCY MEDICAL SERVICES CORPORATION
Unaudited Condensed Statements of Cash Flows
(in thousands)

		Predecessor		Predecessor
	Consolidated	Combined	Consolidated	Combined
	Three Months	Three Months	11 Months	11 Months
	ended	ended	ended	ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Cash Flows from Operating Activities	$4,359	$24,890	$112,821	$124,851

Cash Flows from Investing Activities	4,935	(18,549)	(912,487)	(92,459)

Cash Flows from Financing Activities	(1,359)	(18,686)	803,083	(39,385)

Change in cash and cash equivalents	7,935	(12,345)	3,417	(6,993)
Cash and cash equivalents, beginning of period	10,113	16,208	14,631	10,856

Cash and cash equivalents, end of period	$18,048	$3,863	$18,048	$3,863